Amended Schedule A

dated March 19, 2020

to

SCHRODER SERIES TRUST

Rule 18f-3 Multiple Class Plan

dated December 7, 2017

Schroder Series Trust

Fund	R6 Shares	Investor Shares
Schroder Long Duration Investment-Grade Bond Fund		X
Schroder Total Return Fixed Income Fund		X
Schroder Core Bond Fund	X	X